Exhibit 99.1

iSpecimen Expands Into AI-Powered Drug Discovery and Disease Trend Monitoring With Acquisition of Foldlab AI Products

New Agentic AI tools for protein discovery and disease trend prediction take iSpecimen beyond its biospecimen marketplace

WOBURN, MA, Nov. 05, 2026 (GLOBE NEWSWIRE) -- iSpecimen Inc. (Nasdaq: ISPC) (“iSpecimen” or the “Company”), an online global marketplace connecting scientists who need biospecimens for medical research with a network of healthcare specimen providers, today announced that it completed, on November 2, 2026, the acquisition of two artificial intelligence products from Foldlab AI Ltd. (“Foldlab”), a British Columbia company: an AI agent that identifies disease-associated proteins and an AI model that predicts and monitors disease trends.

The transaction marks iSpecimen’s entry into AI-powered disease intelligence. It pairs the Company’s established biospecimen network with tools designed to identify disease-associated proteins and forecast and monitor disease trends. The acquisition was completed under an Asset Purchase Agreement dated September 4, 2026, and was approved by the Company’s stockholders on October 9, 2026.

A complete technology transfer

iSpecimen acquired the full technology stack behind both products, including the AI software, source code, model weights, documentation, data rights, repositories, credentials, deployment materials and related intellectual property transferred under the Asset Purchase Agreement.

Transaction terms

The aggregate purchase price is $4.5 million, consisting of:

●	$750,000 in cash paid at closing;

●	Up to $1.25 million in two milestone payments of $625,000 each, payable upon delivery and acceptance of the applicable milestone products, subject to the delivery, testing and acceptance procedures set forth in the Asset Purchase Agreement; and

●	$2.5 million in shares of the Company’s common stock (2,907,977 shares), with the number of shares determined using the volume-weighted average price of the common stock for the 10 consecutive trading days ending on the trading day immediately preceding the closing date.

The shares were issued to Foldlab on November 5, 2026 in a private placement in reliance on Regulation S and Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”). The shares are subject to a five-year trading restriction and lock-up with no leak-out, and to a voting rights agreement with the Company. The shares and related rights are governed by the Asset Purchase Agreement, as amended, and the voting rights agreement entered into at closing.

“This acquisition expands iSpecimen’s role in the research and discovery process by bringing together our biospecimen network and AI tools,” said Shahin Behroyan, Chief Executive Officer of iSpecimen. “These capabilities have the potential to help researchers identify promising protein targets and better understand disease trends. For iSpecimen, they create opportunities to deepen customer relationships, reach new markets and develop complementary software and analytics revenue streams.”

Advisors

Sichenzia Ross Ference Carmel LLP served as legal counsel to iSpecimen, and Farris LLP served as legal counsel to Foldlab.

Securities Law Notice

The shares of common stock issued in the private placement have not been registered under the Securities Act or applicable state securities laws. The shares may not be offered or sold in the United States absent registration or an applicable exemption from registration, and the issuance was made in reliance on the representations and other requirements applicable to Regulation S and Section 4(a)(2).

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the shares of common stock, nor shall there be any sale of the shares in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under applicable securities laws.About iSpecimen

iSpecimen (Nasdaq: ISPC) offers an online marketplace for human biospecimens, connecting scientists in commercial and non-profit organizations with healthcare providers that have access to patients and specimens needed for medical discovery. Proprietary, cloud-based technology enables scientists to intuitively search for specimens and patients across a federated partner network of hospitals, labs, biobanks, blood centers and other healthcare organizations. For more information, please visit www.ispecimen.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are statements other than statements of historical fact and may be identified by words or expressions such as “may,” “should,” “could,” “would,” “will,” “expect,” “anticipate,” “intend,” “plan,” “believe,” “estimate,” “continue,” “seek,” “potential,” “target,” “project,” “forecast,” “outlook,” or similar expressions, or by discussions of strategy, plans, or intentions.

Forward-looking statements in this press release include, without limitation, statements regarding the Company’s ability to integrate the acquired products and related assets into its operations; the timing and successful completion of delivery, testing and acceptance requirements for the milestone products and payment of the milestone consideration; the Company’s ability to maintain compliance with the continued listing requirements of The Nasdaq Capital Market; the timing, ratio and effects of any reverse stock split; the potential dilution to existing stockholders from the issuance of the stock consideration and other securities; the Company’s ability to continue as a going concern and obtain additional financing; and the Company’s expectations regarding the transaction and the acquired products.

These forward-looking statements are based on management’s current expectations and assumptions and are subject to risks, uncertainties and other factors, many of which are beyond the Company’s control, that could cause actual results to differ materially from those expressed or implied. Such risks and uncertainties include, without limitation, the risk that integration efforts may not be successful or may take longer than anticipated; that a milestone product may not be delivered, tested or accepted on the anticipated timeline or at all; that the Company may fail to maintain compliance with Nasdaq’s continued listing standards; that a reverse stock split may not be approved or implemented on the anticipated terms or timeline; that the issuance of stock consideration or other securities may result in substantial dilution; and that the Company may require additional financing to fund its operations or may be unable to continue as a going concern. Actual results may differ materially from those expressed or implied by these forward-looking statements. Additional information regarding factors that may cause actual results to differ materially is included under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, filed with the Securities and Exchange Commission on April 1, 2026, and in the Company’s subsequent Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission, copies of which are available free of charge through the Securities and Exchange Commission’s website at www.sec.gov. The forward-looking statements in this press release speak only as of the date of this press release. Except as required by applicable law, the Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise.

For further information, please contact:

Media Contact

info@ispecimen.com

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